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Weyerhaeuser Reports Second Quarter Results

•	Earnings rise 34 percent compared with first quarter

•	Repurchased over $150 million of common shares

FEDERAL WAY, Wash. (Jul 31, 2015) - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings to common shareholders of $133 million, or 26 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $90 million, or 17 cents per diluted share, on net sales of $1.7 billion for first quarter 2015, and net earnings of $280 million, or 47 cents per diluted share, on net sales from continuing operations of $2.0 billion for the second quarter last year.

Excluding special items, second quarter net earnings of $133 million compares with net earnings from continuing operations before special items of $99 million for first quarter 2015, and $234 million for the second quarter last year.

“Each of our businesses delivered solid second quarter operating results, as operational excellence efforts helped mitigate the delayed arrival of the spring building season and the continuing challenge of a strong U.S. dollar,” said Doyle Simons, president and chief executive officer. “In addition, we repurchased over $150 million of common shares in the quarter and neared completion of our existing authorization. Looking forward, we are well positioned to capitalize on the improving housing market, and we remain relentlessly focused on driving value for our shareholders through operational improvements and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2015	2015	2014
(millions, except per share data)	1Q	2Q	2Q
Net sales from continuing operations	$1,721	$1,807	$1,964

Net earnings attributable to Weyerhaeuser common shareholders(1)	$90	$133	$280
Weighted average shares outstanding, diluted(2)	527	520	590
Earnings per diluted share	$0.17	$0.26	$0.47
Earnings per diluted share from continuing operations	$0.17	$0.26	$0.43

Net earnings from continuing operations before special items(3)	$99	$133	$234
Earnings per diluted share from continuing operations before special items	$0.19	$0.26	$0.40

Cash and cash equivalents at end of period(4)	$1,158	$1,121	$845

(1) Second quarter 2014 includes net earnings from discontinued operations of $22 million.
(2) During the third quarter of 2014 Weyerhaeuser retired approximately 59 million shares tendered under the exchange offer associated with the divestiture of Weyerhaeuser Real Estate Company. Through second quarter 2015, Weyerhaeuser repurchased approximately 18 million common shares under the repurchase program announced in third quarter 2014. At the end of the second quarter the company had approximately 514 million common shares outstanding.

(3) There were no special items for the second quarter of 2015. Special items for the first quarter 2015 include a charge for impairment on a nonstrategic asset. Special items for the second quarter of 2014 include gains on a postretirement plan amendment and restructuring charges related to the company’s SG&A cost reduction initiative.

(4) Cash and cash equivalents at the end of the period exclude discontinued operations.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2015	2Q 2015	Change
Net sales	$351	$336	($15)
Contribution to pre-tax earnings	$162	$127	($35)
2Q 2015 Performance - Western domestic and export log sales realizations declined, partially offset by seasonal increases in sales volumes. Earnings from the disposition of non-strategic timberlands decreased by $12 million compared with the first quarter.

3Q 2015 Outlook - Weyerhaeuser expects slightly lower earnings from the Timberlands segment in the third quarter. In the West, the company expects lower fee harvest volumes, partially offset by higher log sales realizations, as a result of a prolonged fire season. In the South, the company anticipates increased fee harvest volumes offset by seasonally higher silviculture costs.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2015	2Q 2015	Change
Net sales	$923	$1,004	$81
Contribution to pre-tax earnings	$62	$71	$9
2Q 2015 Performance - Sales volumes increased seasonally across all product lines. Manufacturing costs improved due to higher operating rates and operational excellence initiatives, and Western log costs were lower. These higher sales volumes and lower costs were partially offset by lower average sales realizations for lumber and oriented strand board.
3Q 2015 Outlook - Weyerhaeuser expects higher earnings from the Wood Products segment in the third quarter. The company anticipates seasonally higher sales volumes across most product lines and improved average sales realizations for lumber and oriented strand board.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	1Q 2015	2Q 2015	Change
Net sales	$447	$467	$20
Contribution to pre-tax earnings	$33	$27	($6)
2Q 2015 Performance - Average pulp sales realizations decreased and maintenance costs increased due to an extended pulp mill outage for scheduled maintenance and installation of energy-related capital improvements. These factors were partially offset by lower net energy costs primarily due to operational excellence initiatives.
3Q 2015 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the third quarter primarily due to minimal scheduled maintenance outage days. Additionally, the company anticipates lower average pulp sales realizations, partially offset by increased sales volumes.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 31 to discuss second quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 31.
To join the conference call from within North America, dial 877-296-9413 (access code: 28347567) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code: 28347567). Replays will be available for one week at 855-859-2056 (access code: 28347567) from within North America and at 404-537-3406 (access code: 28347567) from outside North America.

FORWARD LOOKING STATEMENTS
This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and various assumptions that are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

This release contains forward-looking statements regarding the company's expectations during the third quarter of 2015, including with respect to: earnings; harvest volumes, log realizations and costs in Timberlands; sales volumes and realizations across Wood Products product lines; and maintenance outages, pulp sales realizations and sales volumes in Cellulose Fibers.

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